U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2005

RED HORSE ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

11828 La Grange Avenue, Los Angeles, CA 90025
(Address of principal executive offices)

(310) 473-0213
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 5, 2005, the election of Jiang Peng, Duan Jin Shi, Li Guang Hua, and Wang Li Rong as directors of the Red Hose Entertainment Corporation became effective. Concurrently the resignations of Wayne M. Rogers and Jack M. Gertino as directors became effective. The change in directors was made by the Board of Directors under the Stock Exchange Agreement dated March 8, 2005, pursuant to which Red Horse Entertainment acquired Silverstrand International Holdings Limited, which was closed in July 2005.

Prior to the acquisition of Silverstrand International Holdings, Red Horse Entertainment had no active operations and its assets consisted entirely of cash. Consequently, the Board of Directors had determined that it was not necessary or practical for the Company to establish an audit committee or audit committee charter, establish a nominating committee or nominating committee charter, establish a compensation committee, or establish any other Board committees. Beginning in August 2005, the new Board of Directors will evaluate and make determinations with respect to the formation of committees, committee assignments, and related matters.

None of the new directors had any pre-existing business or other relationships with Red Horse Entertainment before their election, other than their interest as former stockholders of Silverstrand International Holdings in acquiring common stock of Red Horse Entertainment under the Stock Exchange Agreement dated March 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HORSE ENTERTAINMENT CORPORATION

Date: August 8, 2005	By:	/s/ Jiang Fang
Jiang Fang, Chief Executive Officer